CERTIFICATE OF ADOPTION OF RESOLUTION
DESIGNATING AND PRESCRIBING RIGHTS,
PREFERENCES AND LIMITATIONS
OF SERIES A NONCUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK
OF
MACATAWA BANK CORPORATION

        The undersigned Company executes the following certificate pursuant to the provisions of Section 302, Act 284, Public Acts of 1972, as amended:

        A.        The present name of the Company is Macatawa Bank Corporation (the “Company”).

        B.        The identification number assigned by the Bureau is: 502 582.

        C.        The following is a true and correct copy of a resolution designating and prescribing the relative rights, preferences and limitations of the Company’s Series A Noncumulative Convertible Perpetual Preferred Stock, which was duly adopted by the Company’s Board of Directors (“Board of Directors”) on October 23, 2008.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock of the Company be and hereby is created and the designation, amount, qualifications, limitations and other rights and restrictions of the shares of such series are as follows:

DESIGNATION OF SERIES A NONCUMULATIVE
CONVERTIBLE PERPETUAL PREFERRED STOCK

1.	Designation; Ranking.

        (a)        The designation of the series of preferred stock shall be Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

(b) The Series A Preferred Stock shall rank, with respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company:

                 (i)        senior to the Common Stock and any other class or series of the Company’s capital stock that the Company may issue in the future the terms of which do not expressly provide that it ranks on a parity with, or senior to, to the Series A Preferred Stock (“Junior Stock”);

                 (ii)        equally with any class or series of the Company’s capital stock that the Company may issue in the future the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Stock (“Parity Stock”);

                 (iii)       junior to any class or series of the Company’s capital stock that the Company may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock (“Senior Stock”); and

(iv) junior to all of the Company’s existing and future indebtedness and other liabilities, including, without limitation, all existing and future issuances of trust preferred securities.

In addition, the Series A Preferred Stock, with respect to dividends rights and rights upon the liquidation, dissolution or winding up of the Company will be structurally subordinated to existing and future indebtedness of the Company’s subsidiaries.

        2.        Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 50,000. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

        3.        Definitions. As used herein with respect to the Series A Preferred Stock:

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York or Chicago, Illinois and is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by law or regulation to be closed.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price at 4:00 p.m., New York City time, of the shares of the Common Stock on the Nasdaq Global Select Market on such date. If the Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed at 4:00 p.m., New York City time, or if the Common Stock is not so listed on a U.S. national or regional securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price thereon at 4:00 p.m., New York City time, or if the Common Stock is not listed on a national or regional securities exchange or quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization at 4:00 p.m., New York City time, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Common Stock” means the common stock of the Company or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Company”has the meaning set forth in the recitals above.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion at the Option of the Company Date” shall have the meaning set forth in Section 9(c).

“Conversion Date”shall have the meaning set forth in Section 8(d).

“Conversion Notice” shall have the meaning set forth in Section 8(d).

“Conversion Price” is Eight and 95/100 Dollars ($8.95) as adjusted from time to time as provided in Section 10.

“Conversion Rate” means, for each share of Series A Preferred Stock, an amount equal to the quotient of $1,000, divided by the Conversion Price in effect at the time of conversion.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period”shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Holder”means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issuance Limitation” shall have the meaning set forth in Section 7(c).

“Junior Stock” shall have the meaning set forth in Section 1(b)(i).

“Liquidation Event” shall have the meaning set forth in Section 5(a).

“Mandatory Conversion Event” means, at any time on or after October 31, 2011, in the event that (i) the Closing Price equals or exceeds one hundred thirty percent (130%) of the then prevailing Conversion Price for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days, and (ii) the Company has paid in full all dividends on the shares of Series A Preferred Stock for four (4) consecutive Dividend Periods.

“Notice of Conversion at the Option of the Company” shall have the meaning set forth in Section 9(c).

“Parity Stock” shall have the meaning set forth in Section 1(b)(ii).

“Person” means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Sale Transaction” means any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving Person immediately after the transaction.

“Senior Stock” shall have the meaning set forth in Section 1(b)(iii).

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Trading Day” means, for purposes of determining the Closing Price, a Business Day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” means Registrar and Transfer Company acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns.

4.	Dividends.

        (a)        Rate. Holders shall be entitled to receive, if, as and when declared by the Company’s Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative dividends on the liquidation preference of $1,000.00 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on the last day of January, April, July and October, commencing on January 31, 2009; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that next succeeding day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $1,000.00 per share at a rate per annum equal to twelve percent (12.0%). The record date for payment of dividends on the Series A Preferred Stock will be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in cash.

        (b)        Non-Cumulative Dividends. If the Company’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

        (c)        Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, unless as to a Dividend Payment Date, full dividends on all outstanding shares of the Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock or Parity Stock, or make any guarantee payment with respect thereto, other than:

                 (i)        purchases, redemptions or other acquisitions of shares of Junior Stock or Parity Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Company or any of its subsidiaries;

                 (ii)        purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan; or

(iii) as a result of an exchange or conversion of any class or series of Junior Stock or Parity Stock for any other class or series of Junior Stock or Parity Stock, respectively.

The foregoing restriction, however, will not apply to any Junior Stock or Parity Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series A Preferred Stock or Parity Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and Parity Stock, all dividends declared upon shares of Series A Preferred Stock and Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series A Preferred Stock and Parity Stock bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Company’s Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

        (d)        Conversion Following A Record Date. If a Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made (i) if the Company has issued a notice of a Sale Transaction during the then-current Dividend Period, or (ii) if the Company has issued a notice of conversion at its option of the Series A Preferred Stock.

5.	Liquidation Rights.

        (a)        Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation Event”), Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside with respect to any Junior Stock and subject to the rights of the Company’s creditors and holders of Senior Stock and Parity Stock, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000.00 per share, plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the Liquidation Event if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Section 5.

        (b)        Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and holders of Parity Stock, the amounts paid to the Holders and holders of Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

        (c)        Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and holders of Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

6.	Sale Transaction.

(a) Liquidation Event. A Sale Transaction shall not be deemed to be a Liquidation Event for purposes of these Designations.

(b) Notices. In case at any time or from time to time:

(i) the Company shall declare a dividend (or any other distribution) on its shares of Common Stock; or

(ii) the Company shall enter into a binding, definitive agreement with respect to a Sale Transaction;

then the Company shall mail to each Holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Company, as promptly as possible but in any event at least 30 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or, if a record is not to be taken, the date as of which the holders of Common Stock of record will be entitled to such dividend or distribution or (B) the date on which such Sale Transaction is expected to become effective.

        (c)        Opportunity to Convert Series A Preferred Stock. Notwithstanding anything contained herein to the contrary, each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock at any time prior to the consummation of a Sale Transaction into shares of Common Stock as set forth in (and limited by) Section 7 and subject to the conversion procedures of Section 8.

7.	Right of the Holders to Convert.

        (a)        General. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock at any time into shares of Common Stock at the Conversion Rate per share of Series A Preferred Stock (subject to the conversion procedures of Section 8 and the other provisions hereof), plus cash in lieu of fractional shares.

        (b)        Beneficial Ownership Limitation (Federal Reserve). Notwithstanding anything to the contrary contained in these Designations, no Holder will be entitled to receive shares of Common Stock upon conversion pursuant to these Designations to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Series A Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. The limitations contained in this Section 7(b) shall apply to any successor Holder of shares of Series A Preferred Stock.

        (c)        Beneficial Ownership Limitation (NASDAQ). Notwithstanding anything to the contrary contained in these Designations, no Holder will be entitled to receive shares of Common Stock upon conversion pursuant to these Designations to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Company, following such conversion, unless the Company obtains the requisite shareholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B) (the “Issuance Limitation”), in which case, the Issuance Limitation under this Section 7(c) shall no longer apply to such Holder. The Company shall have no obligation to obtain (or attempt to obtain) such requisite shareholder approval. For purposes of this Section 7(c), the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the shares of Common Stock issuable upon the conversion of its Series A Preferred Stock, subject in all cases to the Issuance Limitation. Upon the written request of the Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm in writing to the Holder the number of shares of Common Stock then outstanding. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Conversion Price shall be subject to adjustment as described in these Designations.

8.	Conversion Procedures.

        (a)        Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares, as set forth in Section 7, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

        (b)        Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion or rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

        (c)        Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

                 (i)        complete and manually sign an irrevocable conversion notice in the form provided by the Conversion Agent (a “Conversion Notice”), or a facsimile of such Conversion Notice, and deliver such Conversion Notice to the Conversion Agent;

(ii) surrender the shares of Series A Preferred Stock to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 19(a); and

(v) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

Notwithstanding the foregoing, a Conversion Notice given by any Holder in contemplation of a Sale Transaction or a public offering of Common stock may be revocable and conditional upon the consummation of such Sale Transaction or public offering, as applicable.

The term “Conversion Date” means the earlier of (x) the Conversion at the Option of the Company Date (as defined in Section 9(c)), or (y) the date on which a Holder satisfies all of the requirements of this Section 8(d). The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) of this Section 8(d) above.

9.	Conversion at the Option of the Company.

        (a)        Company Conversion Right. The Company shall have the right, at its option, to cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate at any time after a Mandatory Conversion Event.

        (b)        Partial Conversion. If the Company elects to cause less than all the shares of the Series A Preferred Stock to be converted under clause (a) above, the Conversion Agent shall select the Series A Preferred Stock to be converted on a pro rata basis.

        (c)        Conversion Procedure. In order to exercise the conversion right described in this Section 9, the Company shall provide notice of such conversion to each Holder (such notice, a “Notice of Conversion at the Option of the Company”). The Conversion Date shall be a date selected by the Company (the “Conversion at the Option of the Company Date”) and shall be no more than 20 days after the date on which the Company provides such Notice of Conversion at the Option of the Company. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Company shall state, as appropriate:

(i) the Conversion at the Option of the Company Date;

(ii) the aggregate number of shares of Series A Preferred Stock to be converted; and

                 (iii)        the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock and, if fewer than all the shares of Series A Preferred Stock of a Holder are to be converted, the number of such shares to be converted.

10.	Anti-Dilution Adjustments.

        (a)        General. If the Company at any time after the effective date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Series A Preferred Stock will be proportionately increased. If the Company at any time after the effective date hereof combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of the Series A Preferred Stock will be proportionately decreased.

        (b)        No Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Series A Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Series A Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

                11.        Voting Rights. The Holders shall not be entitled to vote on any matter except as required by Michigan law.

                12.        Consents; Exception for Participation in TARP Capital Purchase Program. Except as otherwise required by applicable law, the consent of the Holders of a majority of the number of shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (i) authorize or issue, or obligate the Company to issue, any Senior Stock or Parity Stock or right convertible or exchangeable for Senior Stock or Parity Stock; (ii) increase the authorized number of shares of the Series A Preferred Stock; (iii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series A Preferred Stock designated hereunder; (iv) amend the Articles of Incorporation or Bylaws of the Company, if such amendment would alter or change the powers, preferences or special rights of the holders of the Series A Preferred Stock so as to affect them adversely; or (v) amend or waive any provision of these Designations. Notwithstanding anything in these Designations to the contrary, the consent of the Holders shall not be necessary to authorize or issue, or obligate the Company to issue, any Senior Stock or Parity Stock, or right convertible or exchangeable for Senior Stock or Parity Stock, to the United States Department of the Treasury pursuant to the federal Troubled Asset Relief Program (TARP) Capital Purchase Program, or any successor thereto.

                13.        No Redemption. Shares of Series A Preferred Stock shall not be redeemable at the option of either the Company or any Holder. The Series A Preferred Stock shall be perpetual, subject to conversion in accordance with the terms set forth herein.

        14.        Unissued or Reacquired Shares. Shares of Series A Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be retired upon their acquisition, shall not be reissued as shares of Series A Preferred Stock and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

        15.        No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

        16.        Reservation of Common Stock.

        (a)        Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in these Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding (without giving effect to the Section 7(b)). For purposes of this Section 16(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder (without giving effect to Section 7(b)).

        (b)        Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Company and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

        (c)        Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

        (d)        Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

        17.        Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Registrar and Transfer Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

        18.        Replacement Certificates.

        (a)        Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace any certificate that becomes destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent and the Company.

        (b)        Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series A Preferred Stock on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

        19.        Taxes.

        (a)        Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities; provided, however, that the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

        (b)        Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

        20.        Notices. All notices referred to in these Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these Designations) with postage prepaid, in each case addressed: (x) if to the Company, to its office at 10753 Macatawa Drive, Holland, Michigan 49424 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 10 Commerce Drive, Cranford, New Jersey 07016 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by these Designations, or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent), or (z) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

[signature page follows]

        IN WITNESS WHEREOF, Macatawa Bank Corporation has caused this Certificate to be signed by its duly authorized officer as of the 29th day of October, 2008.

/s/ Philip J. Koning —————————————— Philip J. Koning, President